Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

Willamette Valley Vineyards, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)
Equity	Preferred Stock	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)
Debt	Senior Debt Securities	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)
Debt	Subordinated Debt Securities	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)
Equity	Warrants	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)
Equity	Rights	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)
Equity	Units	Rule 457(o)	(1)(2)	(3)	(1)	.0000927	(4)

Unallocated (Universal) Shelf	Common Stock, Preferred Stock, Senior Debt Securities, Subordinated Debt Securities, Warrants, Rights, Units	Rule 457(o)	(1)(2)	(3)	$20,000,000	.0000927	(4)

Total Offering Amounts					$20,000,000	.0000927	$1,854
Total Fees Previously Paid							—
Total Fee Offsets (5)							—
Net Fee Due							$1,854

SMRH:4880-9124-3808.2
051822	78PS-335118

(1)	This registration statement registers such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of senior debt securities and subordinated debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities of one or more series, such indeterminate number of rights to purchase common stock, preferred stock and/or debt securities of one or more series, and such indeterminate number of units representing an interest in one or more shares of common stock or preferred stock, debt securities, warrants and/or rights in any combination as shall have an aggregate initial offering price not to exceed $20,000,000. The aggregate market value of securities sold by or on behalf of the registrant pursuant to this registration statement in any twelve month calendar period will not exceed one-third of the aggregate market value of all voting and non-voting common equity held by non-affiliates of the registrant in compliance with General Instruction I.B.6 of Form S-3. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	The proposed maximum initial offering price per unit will be determined by the registrant, from time to time, in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of shares of common stock and preferred stock and debt securities as may be issued upon conversion of, or exchange for, preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the antidilution provisions of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

(5)	The Registrant does not have any fee offsets.

SMRH:4880-9124-3808.2
051822	78PS-335118